EXHIBIT 99.1



            Global Aircraft Solutions Concludes Equity Agreement With
                        Global Aircraft Leasing Partners

TUCSON, Ariz.--September 4, 2007--Global Aircraft Solutions, Inc. (GACF) an integrated aviation company engaged in aircraft trading, aircraft parts sales, and scheduled maintenance, repair and overhaul (MRO) services for commercial airlines, charter airlines and aviation leasing companies, today announced that it has successfully concluded an agreement to assume a 40% equity interest in Global Aircraft Leasing Partners, LLC (GALP), effective October 1, 2007. Notwithstanding the effective date of the agreement, the parties have agreed that in return for marketing and technical support provided to GALP by GACF to date, GACF will be entitled to a commission equal to 40% of the net profits earned on all transactions entered into by GALP from the date of its inception through October 1, 2007.

Under the terms of the agreement, in consideration for its 40% equity participation in GALP, on October 1, 2007, GACF will make a one-time capital contribution of $40,000. As further consideration, GACF will provide to GALP ongoing technical support to facilitate GALP's commercial aircraft purchasing, leasing and sales activities. The technical support provided to GALP by GACF will include dedicated personnel from GACF's wholly owned subsidiaries, Hamilton Aerospace Technologies (HAT) and World Jet, Inc., to inspect, evaluate, modify, repair, maintain and provide logistical support for GALP's aircraft portfolio. All technical services provided to GALP by HAT and World Jet will be billed at company-standard rates. Under the terms of the agreement, GACF will not be required to make any additional capital contributions in support of any future aircraft acquisitions by GALP, and all debt assumed by GALP as a result of aircraft acquisitions will be non-recourse with respect to GACF.

Contrary to the actions contemplated in the Company press release of March 13, 2007, Ian Herman has agreed to remain CEO of the Company and has agreed to assign his 20% interest in GALP to GACF so as to give GACF its 40% interest in GALP.

Ian Herman, CEO of Global Aircraft Solutions commented, "I have decided against resigning as CEO of GACF, and becoming an equity partner in GALP, for two principle reasons: First of all, given the challenges faced by the Company over the last three quarters, I feel duty-bound to recommit my energies to returning GACF to the strong financial performance it evidenced during the three years preceding the fourth quarter of last year. Secondly, it has now become apparent that GALP will play a much more important role than originally anticipated in the growth and success of GACF. Accordingly, I have caused my interest in GALP to be redirected to GACF."

John Sawyer, President of Global Aircraft Solutions commented, "I am very pleased that Ian has agreed to remain CEO of the Company. His presence will allow me to focus more of my time pursuing some very promising business opportunities available through our relationship with GALP. The nature of the aircraft sales and leasing business necessitates that we hold our cards close to our chest. Nonetheless, I am confident that well before year-end, we will be in a position to announce some aircraft transactions by GALP that will significantly promote the growth and success of Global Aircraft Solutions."

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About Global Aircraft Solutions -
Global Aircraft Solutions provides parts support and maintenance, repair and overhaul (MRO) services for large passenger jet aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace and World Jet, both divisions of Global Aircraft Solutions, operate from facilities comprising about 25 acres located at Tucson International Airport. These facilities include hangars, workshops, warehouses, offices and other buildings. Notable customers include Avolar Airlines, Jetran International, Goodrich Corporation, AAR, the Mexican Presidential Fleet, Azteca Airlines, Pegasus Aviation, Aloha Airlines, Alant Soyuz, United Breweries Holdings and Global Aircraft Leasing Partners.

Global's website is located at www.globalaircraftsolutions.com. The Hamilton
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Aerospace website is located at www.hamaerotech.com.
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Except for the historical information presented, this press release contains
"forward-looking statements" made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 or regulations thereunder including, but not limited to expected and estimated revenue and earnings. Forward-looking statements are made based upon management's expectations and belief concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management.

The words "believes," "expects," "intends," "plans," "anticipates," "hopes," "likely," "will," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company or its subsidiaries or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the economic health of the airline industry, demand for Global Aircraft Solutions' services, and competitive pricing pressures.

In addition, other risks are detailed in Global's Form 10-K for the year ended December 31, 2006, Global's Form 10-Q for the quarter ended March 31, 2007, and Global's 10-Q for the quarter ended June 30, 2007. These statements speak only as of above date, and Global disclaims any intent or obligation to update them.

Contact:
     Global Aircraft Solutions
     Ian Herman, (520) 275-6059
     iherman@hamaerotech.com
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              or
     Alliance Advisors, LLC
     Alan Sheinwald, 914-669-0222
     asheinwald@allianceadvisors.net
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